Media contact:
Karla Olsen, senior manager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com

Investor contact:
Bruce Burns, director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES PRICING OF COMMON STOCK OFFERING

Size of offering increased to 10.5 million shares

     TOPEKA, Kan., March 25, 2004 —Westar Energy, Inc. (NYSE: WR) announced today that it priced an offering of 10.5 million shares of its common stock at $20.65 per share for gross proceeds of approximately $216.8 million. The company increased the size of the offering by 1.25 million shares from the previously announced offering size of 9.25 million shares.

     For a period of 30 days following the offering, the underwriters of the offering have an option to purchase an additional 1,575,000 shares of Westar Energy common stock at the offering price to cover over-allotments, which, if exercised, would result in additional gross proceeds to the company of $32.5 million.

     Westar Energy intends to use the proceeds from this offering to pay down debt and for general corporate purposes.

     Citigroup Global Markets Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC acted as the lead book-running managers for the transaction. J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, BNY Capital Markets Inc., Deutsche Bank Securities Inc., A.G. Edwards & Sons Inc. and Edward D. Jones & Co., L.P. acted as co-managers.

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Westar Energy announces pricing of common stock offering, page 2

     The securities were offered pursuant to a shelf registration statement, which includes a total of 14 million shares of our common stock as well as $400 million of debt securities and $500 million of first mortgage bonds, filed with, and declared effective by, the Securities and Exchange Commission. This offering was made only by means of a prospectus, copies of which can be obtained from Citigroup Global Markets Inc., Prospectus Department, 140 58th Street, 8th Floor, Brooklyn, NY 11220; Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; Wachovia Capital Markets, LLC, Prospectus Department, 7 Saint Paul Street, First Floor, Baltimore, MD 21202; or Westar Energy, Inc. Investor Relations, 818 South Kansas Avenue, Topeka, KS 66612.

     This news release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

     Westar Energy, Inc. is Kansas' largest electric energy provider, serving approximately 644,000 customers. Westar Energy employs about 2,000 people. The company has total assets of approximately $5.7 billion. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

     For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

     Forward-looking statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "target," "expect," "pro forma," "estimate," "intend" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations. All forward-looking statements are qualified by the risks described in the prospectus and Form 10-K for year-end 2003.